Exhibit 10.2

April 27, 2011

Mr. William C. Cobb
c/o H&R Block, Inc.
One H&R Block Way
Kansas City, Missouri   64105

Re:  Employment Agreement

This is your EMPLOYMENT AGREEMENT (this “Agreement”) with H&R Block Management, LLC, a Delaware limited liability company (the “Company”) and H&R Block, Inc., a Missouri corporation and the indirect parent corporation of the Company (“Block”).  It sets forth the terms of your employment with the Company and its Affiliates (as defined below) from time to time.

1.	Your Position, Performance and Other Activities

(a) Agreement as to Employment; Titles.  Effective as of May 2, 2011 (the “Employment Date”), your employment with the Company shall commence, and effective as of May 16, 2011 (the “CEO Date”), you shall serve in the capacity of President and Chief Executive Officer of the Company and Block, and you hereby accept such employment, subject to the terms of this Agreement.

(b) Duties.  During the Term, you will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of chief executive officers in publicly traded United States-based companies of similar size, and such other duties, authorities and responsibilities as Block’s Board of Directors (the “Board”) designates from time to time that are not inconsistent with your positions; provided, that prior to the CEO Date, you will be engaged in training and transition activities, without a corporate title, and shall have such limited duties, authorities and responsibilities as shall be reasonably determined by the Board.  You will report solely to the Board.

(c) Location of Employment.  Your location of employment will be the principal executive office of the Company in Kansas City, Missouri.  You have agreed to relocate your family and your primary residence to the greater Kansas City area as soon as reasonably practicable.

(d) Performance and Other Activities.  So long as you are employed under this Agreement, you agree to devote substantially all of your business time and attention (excepting vacation time, holidays, sick days and periods of disability) to the good faith performance of your duties hereunder, provided that the foregoing shall not prevent you from (i) continuing to serve on the board of directors of the Bay Harbor Foundation, and with prior Board Approval, which will not be unreasonably withheld or delayed, serving on the boards of directors of other non-profit organizations, (ii) continuing to serve on the board of directors of one of the for-profit boards you now serve on with resignation from the other within a reasonable period of time (but no other for-profit boards of directors without prior Board approval), (iii) participating in charitable, civic, educational, professional, community or industry affairs, including, without limitation, delivering lectures, and fulfilling speaking engagements, provided that you shall decline or contribute to charity any honorarium you receive and may not retain any remuneration (in each case, other than reasonable expense reimbursement), and (iv) managing your and your family’s personal investments (whether or not passive in nature), so long as such activities described in clauses (i), (ii), (iii) and (iv) do not materially interfere or conflict with the performance of your duties and responsibilities hereunder and do not materially violate the other provisions of either this Agreement or the H&R Block, Inc. Code of Business Ethics & Conduct.  You will use reasonable efforts to comply in all material respects with all reasonable policies of the Company as are from time to time in effect and applicable to your position.  You understand that the business of Block, the Company, and/or any other direct or indirect subsidiary of Block (each such other subsidiary an “Affiliate”) may be subject to governmental regulation, some of which may require you to submit to background investigation as a condition of Block, the Company, and/or Affiliates’ participation in certain activities subject to such regulation.

(e) Board Membership.  During the Term, the Board will nominate you for re-election as a member of the Board at the expiration of your then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements.  Equity awards made to you related to your service on the Board prior to the effective date hereof shall continue to remain outstanding and subject to their original terms and conditions.

2.	Term of Your Employment

Your employment under this Agreement will begin on the Employment Date and end upon the fifth anniversary hereof or an earlier date of termination of this Agreement pursuant to the terms hereof (the “Term”).

3.	Your Compensation

(a) Base Salary.  The Company will pay to you a gross salary during the Term of $950,000 per annum (as increased from time to time, the “Base Salary”), payable semimonthly or at such other pay period under the Company’s normal payroll policies for its other executive-level employees.  The Base Salary shall be reviewed annually for increases by the Compensation Committee of the Board (the "Compensation Committee") and may be adjusted upward but not downward without your consent.

(b) Cash Signing Bonus.  The Company will pay to you a cash signing bonus of $900,000 on the first practicable payroll date on or after the Employment Date.  This amount will be repaid by you in the event you voluntarily terminate your employment hereunder prior to November 16, 2011 without Good Reason.

(c) Annual Bonus.  You will be eligible for an annual cash bonus under the annual cash bonus plan applicable to senior executive officers of the Company upon achievement of performance goals for each fiscal year during the Term, as adopted by the Compensation

Committee in consultation with you, with a target bonus equal to 125% of Base Salary and a maximum bonus equal to the greater of 175% of the target bonus or such higher amount as may be permitted by the annual cash bonus plan, and a threshold level in accordance with the terms of the cash bonus plan.  Your annual bonus will be payable when bonuses are paid to other senior executive officers of the Company. Your annual bonus for fiscal year 2012 will not be pro-rated based on the number of days employed or otherwise.

(d) Initial Option Grant.  Under the H&R Block 2003 Long-Term Executive Compensation Plan, as amended (the “2003 Plan”), you will be granted as of 5:30 p.m. Central Time on May 2, 2011 (the “Grant Date”) a non-qualified stock option (the “Initial Stock Option”) to purchase shares of Block’s common stock having a grant date value under the Black-Scholes method of $2.25 million at an option price per share equal to its closing price on the New York Stock Exchange on the Grant Date, such option to expire on the earlier of (i) the fifth anniversary of the termination of your employment with the Company, or (ii) the tenth anniversary of the Grant Date.  The Initial Stock Option will be granted in substantially the form attached hereto as Exhibit A (the “Initial Option Agreement”) and shall vest and become exercisable in three equal installments, on December 24 of each of 2011, 2012, and 2013, respectively, subject to the terms and conditions of the Initial Option Agreement..

(e) Initial Restricted Share Grant.  As authorized under the 2003 Plan, you will be granted as of 5:30 p.m. Central Time on May 2, 2011 (the “Grant Date”) a number of Restricted Shares (the “Initial RS Grant”) under the 2003 Plan of Block’s common stock having a grant date value of $2.25 million, such Restricted Shares will be granted in substantially the form attached hereto as Exhibit B (the “Initial Restricted Share Agreement”) and shall vest and become exercisable in three equal installments, on December 24 of each of 2011, 2012, and 2013, respectively, subject to the terms and conditions of the Initial Restricted Share Agreement.

(f) Long-term Incentives.   You will eligible to participate in the Company’s equity incentive plan for each fiscal year during the Term as determined by the Compensation Committee in consultation with you.  For fiscal year 2012, on such date that other senior executive officers of the Company receive their respective equity grants, (which is expected to be June 21, 2011), you will receive an equity grant having an aggregate grant-date value (with options valued under the Black-Scholes method) of no less than $4.5 million.  The terms, conditions and form of such equity award will be no less favorable than the awards made to other Company senior executives as determined by the Compensation Committee.

(g) Relocation Benefits.   You will be entitled to reimbursement for expenses incurred in relation to the relocation of your family to the greater Kansas City area as provided by the Company's executive relocation policy.

(h) Business Expenses.  The Company will promptly pay directly, or reimburse you for, all business expenses, to the extent such expenses are paid or incurred by you during the Term in the good faith performance of your duties or otherwise in the interests of the Company and/or Block in accordance with the Company’s policy in effect from time to time.

(i) Other Benefits.  During the Term, the Company will make available to you such health, life and disability benefits, insurance, sick leave, pension, deferred compensation, and other like benefits as are provided from time to time to the senior executive officers of the Company or Affiliates.  Coverage and eligibility for any such benefits are subject to the terms of the applicable plans as they may be amended from time to time pursuant to their respective terms.  Without limiting Section 3(f) above, you will also be eligible for additional long term incentive awards, as determined by the Compensation Committee.

(j) Vacation; Sick Leave.  During the Term, you shall be entitled to vacation and sick leave in accordance with the policies and practices with respect to senior executives of the Company, provided that your vacation days shall not be less than four weeks per year.

4.	Termination of Employment

(a) With or Without Cause.  The Company may, at any time, in its sole discretion, terminate your employment upon written notice with or without Cause.  For purposes of this Agreement, the term “Cause” means:

1. your commission of an act that is materially and demonstrably detrimental to Block, the Company or any Affiliate, which act constitutes gross negligence or willful misconduct by you in the performance of your material duties to Block, the Company or any Affiliate; or

2. your commission of any material act of dishonesty or breach of trust resulting in or intending to result in your material personal gain or your material enrichment at the expense of Block, the Company or any Affiliate, but in each case, excluding good faith disputes regarding your expense account or expense reimbursement; or

3. your material violation of Sections 5 or 6 of this Agreement which violation, if curable, is not cured by you within 30 days of the Company providing you with written notice of such material violation; or

4. the inability of Block, the Company and/or an Affiliate to participate, in whole or in part, in any current activity subject to governmental regulation and material to the business of Block, the Company and their Affiliates solely as the result of any willful action or inaction by you, as described in the last sentence Section 1(d), which action or inaction, if curable, is not cured by you within 30 days of the Company providing you with written notice of such action or inaction.

For purposes of this Section 4(a), no act, or failure to act, by you will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that the action or omission was in the best interests of Block.  Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board or (B) the advice of counsel for Block shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.  The termination of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than the majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity to be heard, together with your counsel, before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in Section 4(a), and specifying the particulars thereof in detail.

(b) With or Without Good Reason.  You may terminate your employment for Good Reason or without Good Reason, by providing not less than thirty (30) days’ prior written notice of such termination to the Company, and, if such notice is properly given, your employment hereunder will terminate as of the close of business on the thirtieth (30th) day after such notice is deemed to have been given or such later date as is specified in such notice.  Notwithstanding the foregoing, in order to terminate your employment for Good Reason, you must give written notice of termination as the result of Good Reason within 90 days of the occurrence of the circumstances constituting Good Reason and the Company must fail to cure such Good Reason circumstances within thirty (30) days of such notice, and your termination will be effective at the end of such 30-day cure period.

(c) Death or Disability.  If your employment is terminated because of your death, the termination will be effective immediately.  If the Company determines in good faith that your Disability has occurred, it may give you a written notice of termination.  If within 30 days of such notice of termination you do not return to full-time performance of your responsibilities, your employment will terminate.  If you return to full-time performance in that 30-day period, the notice of termination will be cancelled for all purposes of this Agreement.  Notwithstanding the foregoing, if you die or become Disabled after you provide a valid notice of termination with Good Reason or the Company provides a notice of termination without Cause, your termination will be treated as a termination by the Company not for Cause, effective as of the date of termination of your employment due to death or Disability pursuant to this section.

(d) Severance Not Related to a Change in Control.  Except as otherwise provided in Section 4(e) below:

1. Upon a termination of your employment prior to the end of the Term by the Company without Cause or by you for Good Reason, you will be entitled to receive:

(A) payment of your accrued and unpaid Base Salary through the date of termination, your accrued and unused vacation days as of the date of termination, and reimbursement of incurred and unreimbursed expenses under Section 3(h), within thirty (30) days following the date of termination (collectively, the amounts in this subsection (A), the “Accrued Obligations”);

(B) any annual bonus earned with respect to a fiscal year ending prior to the date of such termination but unpaid as of such date, payable at the same time in the year of termination as such payment would be made if you continued to be employed by the Company (the “Prior Year Bonus”);

(C) a lump sum payment, on the date sixty (60) days after the date of termination, equal to the sum of (1) one times your Base Salary plus (2) one times your target bonus (such lump sum payment, the “Base Severance”);

(D) for eighteen (18) months after the date of termination, the Company shall pay you each month an amount equal to the monthly premium for

COBRA continuation coverage under the Company’s health, dental and vision plans, which payment shall be paid in advance on the first payroll day of each month during the such 18-month period, commencing with the month immediately following the date of termination; provided, however, that the first such payment shall be made on the date sixty (60) days after the date of termination, and will include payment of any amounts that were otherwise due prior;

(E) any performance bonus related to the year in which the termination occurs calculated based on actual performance through the end of the applicable performance period and prorated for the number of days of your employment in the year in which the termination occurs, payable in a single lump sum at the same time as such payment would be made if you continued to be employed by the Company (the “Pro-Rata Bonus”);

(F) any other amounts or benefits due to you in accordance with the Company’s benefit, equity or fringe benefit plans, programs or policies or this Agreement, payable at such times and otherwise in accordance with the terms and conditions such arrangements (the “Other Benefits”); and

(G) only in the event of a termination by you for Good Reason, full and immediate vesting of the Initial Stock Option and the Initial RS Grant.

2. Upon a termination of your employment prior to the end of the Term by the Company for Cause or by you without Good Reason, you will only receive the Accrued Amounts and the Other Benefits; provided, however, that in the event of a termination by you without Good Reason, you shall also be entitled to the Prior Year Bonus.

3. Upon a termination of employment due to your death or Disability, you or your representatives shall be entitled to the Accrued Obligations, the Other Benefits, the Prior Year Bonus, the Pro-Rata Bonus, and full and immediate vesting of the Initial Stock Option and the Initial RS Grant.

4. Upon a termination of employment in connection with the expiration of the Term, you shall be entitled to the Accrued Obligations, the Other Benefits, the Prior Year Bonus, and the Pro-Rata Bonus.

(e) Severance Related to a Change in Control.  If within 24 months following a Change in Control or within 120 days prior to a 409A Change in Control:

1. your employment is terminated by the Company without Cause or by you for Good Reason, you will be entitled to receive:

(A) the Accrued Obligations, Prior Year Bonus and the Other Benefits;

(B) a lump sum payment equal to the Base Severance, payable in a single lump sum on the date sixty (60) days after the date of termination;

(C) an additional lump sum payment equal to the sum of (1) the sum of your Base Salary and (2) an amount equal to six (6) times the monthly premium for COBRA continuation coverage under the Company’s health, dental and vision plans, payable in a single lump sum on the later of the date one-hundred twenty (120) days after the date of termination and, if the Change in Control is a 409A Change in Control, the date of the 409A Change in Control;

(D) any performance bonus related to the year in which the termination occurs calculated based on actual performance through the applicable performance period, prorated for the number of days of your employment in the year in which the termination occurs (the “Pro-Rata CIC Bonus”), payable in a single lump sum at the same time as such payment would be made if you continued to be employed by the Company; provided, however, that for purposes of this Agreement, the Pro-Rata CIC Bonus shall be determined without the use of negative discretion based on (A) Company performance for the applicable performance period equal to the actual level of performance achievement against annual Company performance objectives for such fiscal year as determined with respect to the other senior executives of the Company and its affiliates and (B) individual performance criteria achievement of 100% of target level; and

(E) full and immediate vesting of the Initial Stock Option and the Initial RS Grant;

2. If your employment terminates due to your death or Disability, you or your representatives shall be entitled to the Accrued Obligations, the Prior Year Bonus, the Pro-Rata CIC Bonus, and the full and immediate vesting of the Initial Stock Option and the Initial RS Grant.

3. Upon a termination of employment in connection with the expiration of the Term, you shall be entitled to the Accrued Obligations, the Other Benefits, the Prior Year Bonus and the Pro-Rata CIC Bonus.

(f) Related Definitions.

1. “Good Reason” means any of the following events, without your express written consent, unless such events are corrected by the Company within 30 days after you give a termination notice:

(A) A material diminution in your Base Salary or target bonus opportunity;

(B) Relocation of your location of employment outside of the Kansas City, Missouri metropolitan area;

(C) A material diminution in your status, duties, or authority as President and Chief Executive Officer of Block, or a requirement to report to anyone other than the Block Board (but, if Block becomes a subsidiary of another entity, “Block Board” shall be deemed to refer to the board of directors (or other governing body) of the ultimate parent entity of Block); or

(D) Any other action or inaction that constitutes a material breach by the Company of this Agreement.

If you do not give a termination notice within 90 days after an event constituting Good Reason has occurred, the event will no longer constitute Good Reason.

2. "Change in Control" shall have the meaning set forth in the 2003 Plan.

3. “409A Change in Control” shall mean a Change in Control that constitutes a “change in control” under Code Section 409A (regarding change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation).

4. "Disability" means your absence from your material duties and responsibilities with the Company for 130 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury.

(g) Resignations.  Upon any termination of your employment with the Company for any reason, you agree to promptly resign as a director of Block and from any other offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Block and/or any Affiliate.  You shall promptly execute any further documentation thereof as requested by the Company and, if you are to receive any payments from the Company, execution of such further documentation shall be a condition thereof.

(h) No Duplication of Benefits.  Any termination payments made and benefits provided under this Agreement to you shall be in lieu of any other severance payments or benefits for which you may be eligible under any of the plans, policies or programs of Block and/or any Affiliate or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.  In the event any plan or grant provides for better treatment as to equity on a termination of employment than that provided herein, such better provision shall apply.

5.	Confidentiality

(a) Background and Relationship of Parties.  The parties hereto acknowledge (for all purposes including, without limitation, Sections 5 and 6 of this Agreement) that Block, the Company, or Affiliates have been and will be engaged in a continuous program of acquisition and development respecting their businesses, present and future, and that, in connection with your employment by the Company, you will be expected to have access to all information of value to the Company and Block and that your employment creates a relationship of confidence and trust between you and Block with respect to any information applicable to the businesses of Block, the Company, or Affiliates.  You will possess or have unfettered access to information that has been created, developed, or acquired by Block, the Company, or Affiliates or otherwise become known to Block, the Company, or Affiliates and which has commercial value in the businesses in which Block, the Company, or Affiliates have been and will be engaged and has not been publicly disclosed by Block.  All information described above is hereinafter called “Proprietary Information.”  By way of illustration, but not limitation, Proprietary Information includes trade secrets, customer lists and information, employee lists and information, developments, systems, designs, software, data bases, know-how, marketing plans, product information, business and financial information and plans, strategies, forecasts, new products and services, financial statements, budgets, projections, prices, and acquisition and disposition plans.  Notwithstanding anything herein to the contrary, “Proprietary Information” does not include any portions of such information which are now or hereafter become publicly known other than by you in violation of this Agreement.

(b) Proprietary Information is Property of Block.

1. All Proprietary Information is the sole property of Block (or the applicable Affiliate) and its assigns, and Block (or the applicable Affiliate) is the sole owner of all patents, copyrights, trademarks, names, and other rights in connection therewith and without regard to whether Block (or any Affiliate) is at any particular time developing or marketing the same.  You hereby assign to Block any rights you may have or may acquire in such Proprietary Information.  At all times during and after your employment with the Company or any Affiliate, you will keep in strictest confidence and trust all Proprietary Information and you will not use or disclose any Proprietary Information without the written consent of Block, except in the ordinary course of performing duties as Chief Executive Officer and President of the Company or as may be required by law, regulation or the order of any court or governmental authority or other legal process.

2. In the event of any termination of your employment hereunder, you will promptly deliver to the Company all copies of all documents, notes, drawings, programs, software, specifications, documentation, data, Proprietary Information, and other materials and property of any nature belonging to Block or any Affiliate and obtained during the course of your employment with the Company.  In addition, upon such termination, you will not remove from the premises of Block or any Affiliate any of the foregoing or any reproduction of any of the foregoing or any Proprietary Information that is embodied in a tangible medium of expression.

3. Notwithstanding anything to the contrary set forth herein, the Company hereby acknowledges and agrees that (A) you may retain, as your own property, copies of your individual personnel documents, such as payroll and tax records and similar personal records, and your rolodex and similar address book and (B) to the extent you use your personal, pre-existing blackberry (or a replacement purchased by you) and/or mobile phone number in the performance of your duties to the Company, you shall retain such blackberry and/or mobile phone number as your own at all times during the Term and following the termination of your employment for any reason.

6.	Covenants

(a) General.  The parties hereto acknowledge that, during the course of your employment by the Company, you will have access to information valuable to the Company, Block and/or Affiliates concerning the employees of Block, the Company and/or Affiliates

(“Block Employees”) and, in addition to your access to such information, you may, during (and in the course of) your employment by the Company, develop relationships with such Block Employees whereby information valuable to Block, the Company and/or Affiliates concerning the Block Employees was acquired by you.  Such information includes, without limitation: the identity, skills, and performance levels of the Block Employees, as well as compensation and benefits paid by Block, the Company and/or Affiliates to such Block Employees.  You agree and understand that it is important to protect Block, the Company, Affiliates and their employees, agents, directors, and clients from the unauthorized use and appropriation of Block Employee information, Proprietary Information, and trade secret business information developed, held, or used by Block, the Company, or Affiliates, and to protect Block, the Company, and Affiliates and their employees, agents, directors, and customers you agree to the covenants described in this Section 6.

(b) Non-Hiring.  During the Term, and for a period of one year after your last day of employment with the Company, you may not directly or indirectly recruit, solicit, or hire any Block Employee or otherwise induce any such Block Employee to leave the employment of Block, the Company and/or an Affiliate to become an employee of or otherwise be associated with any other party or with you or any company or business with which you are or may become associated.  Notwithstanding the foregoing, the restrictions in this Section 6(b) shall not apply with regard to (i) general solicitations that are not specifically directed to Block Employees but the restrictions shall still apply to the hiring of any person who responds to such general solicitation), (ii) serving as a reference at the request of an employee or (iii) actions taken in the good faith performance of your duties for and/or for the benefit of Block, the Company and/or their Affiliates.  The running of the applicable no-hire period will be suspended and shall not apply during any period of violation and/or any period of time during which litigation to enforce this covenant is pending, but only to the extent the Company prevails in such litigation; provided, that, to the extent the Company prevails in such litigation, the applicable period shall apply for not more than the number of days following the conclusion of such litigation equal to the difference between 365 and the number of days (but not in excess of 365) from the date of termination until the date on which such litigation commenced.

(c) Non-Solicitation.  During the Term, and for a period of one year after your last day of employment with the Company, you may not directly or indirectly solicit or enter into any business arrangement with any person or entity which is, at the time of the solicitation, a significant customer of the Company or an Affiliate, for the purpose of engaging in any business transaction of the nature performed by the Company or such Affiliate, or contemplated to be performed by the Company or such Affiliate, for such customer, provided that this Section 6(c) will only apply to customers for whom you personally provided services while employed by the Company or an Affiliate; provided, that the foregoing shall not apply with regard to (i) actions taken in the good faith performance of your duties for Block, the Company or their Affiliates, (ii) general solicitations that are not specifically directed to customers or suppliers of Block, the Company or their Affiliate or (iii) ultimate consumers or taxpayers.  The running of the applicable no-solicitation period will be suspended and shall not apply during any period of violation and/or any period of time during which litigation to enforce this covenant is pending, but only to the extent the Company prevails in such litigation; provided, that, to the extent the Company prevails in such litigation, the applicable period shall apply for not more than the number of days following the conclusion of such litigation equal to the difference between 365 and the number of days (but not in excess of 365) from the date of termination until the date on which such litigation commenced.

(d) Non-competition.  During the Term and for a one year period following your last day of employment, you will not engage in, own, or control any interest in (except as a passive investor in less than one percent of the outstanding securities of publicly held companies), or act as an officer, director or employee of, or consultant, advisor or lender to, any firm, corporation, partnership, limited liability company, institution, business, or entity that is competitive with the primary business activities of the Company's tax preparation, accounting, and small business tax services (each, a “Competitive Activity”).  Notwithstanding the foregoing, the provisions of this Section 6(d) shall not be violated by your being employed, after the last day of your employment with the Company, by or otherwise providing services to (i) a subsidiary, division or unit of any entity engaged in a Competitive Activity where less than five percent (5%) of the gross operating revenues in the prior fiscal year of such competitive entity (at the date of commencement of your employment with such entity) were received from any Competitive Activity or (ii) an entity with a subsidiary, division or unit engaged in Competitive Activities so long as you do not provide material services to such subsidiary, division or unit.  You recognize that irreparable injury to the Company would result from your violation of this Section 6(d), and therefore, you agree that in the event of any such violation, whether threatened or actual, the Company shall be entitled to injunctive relief to prohibit or restrain such violation in addition to all other remedies available at law or equity. You agree that no bond need be filed in connection with any request by the Company for injunctive relief. In addition to any injunctive relief, EMPLOYEE acknowledges that the COMPANY is entitled to damages for any and all violations of this Section 6(d).  The running of the applicable noncompete period will be suspended and shall not apply during any period of violation and/or any period of time during which litigation to enforce this covenant is pending, but only to the extent the Company prevails in such litigation; provided, that, to the extent the Company prevails in such litigation, the applicable period shall apply for not more than the number of days following the conclusion of such litigation equal to the difference between 365 and the number of days (but not in excess of 365) from the date of termination until the date on which such litigation commenced.

(e) No Conflicts.  You represent in good faith that, to the best of your knowledge, based on the current business of Block and its Affiliates, your performance of all the terms of the Agreement will not breach any agreement to which you are or were a party and which requires you to keep any information in confidence or in trust.  You have not brought and will not bring to the Company or Block nor will you knowingly use in the performance of employment responsibilities at the Company any proprietary materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from such former employer for their possession and use.  You have not and will not knowingly breach any obligation of confidentiality that you may have to former employers.

(f) Reasonableness of Restrictions.  You and the Company acknowledge that the restrictions contained in this Agreement are reasonable, but should any provisions of any Section of the Agreement be determined to be invalid, illegal, or otherwise unenforceable or unreasonable in scope by any court of competent jurisdiction, the validity, legality, and enforceability of the other provisions of this Agreement will not be affected thereby and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and you to be amended as to scope of protection, time, or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court and, as so amended, will be enforced.

(g) Cooperation.  During the period of your employment hereunder and thereafter, you agree to reasonably assist and cooperate with Block and/or any Affiliate (and their outside counsel) at mutually convenient times and places in connection with the defense or prosecution of any claim that may be made or threatened against or by Block or any Affiliate, or in connection with any ongoing or future investigation or dispute or claim of any kind involving Block or any Affiliate, including any proceeding before any arbitral, administrative, judicial, legislative, or other regulatory body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings materially relate to services performed or required to be performed by you, or pertinent knowledge possessed by you, in each case, other than any such proceeding in which you and Block and/or its Affiliates are adverse parties to one another or are reasonably likely to be or which relate to matters exclusively related to the period after termination of your employment with the Company.  Upon presentment to the Company of appropriate documentation, the Company will pay directly or reimburse you for the reasonable out-of-pocket expenses incurred as a result of such cooperation.

(h) Survival.  The obligations contained in this Section 6 shall survive the termination or expiration of the Term and your employment by the Company and shall be fully enforceable thereafter.

7.	Miscellaneous

(a) Block’s Rights.  The parties hereto agree that Block is a beneficiary as to the obligations imposed upon you under this Agreement and as to the right and privileges to which the Company is entitled pursuant to this Agreement, and that Block is entitled to all of the rights and privileges associated with such status.

(b) Release required for any Severance Benefits.  The Company’s obligation to make any payment of any amounts or provide any benefits to you under Sections 4(d) or 4(e) hereof (other than the Accrued Obligations and the Other Benefits) is contingent upon your execution and delivery to the Company of a Release in favor of the Company in the form attached as Exhibit C hereto (the “Release”).  Such Release shall be executed and delivered (and no longer subject to revocation) within sixty (60) days following termination; provided, however, that with respect to any payment subject to the Release that is (a) paid in installments that would otherwise commence prior to the sixtieth (60th) day after the date of termination, the first payment of any such payment shall be made on the sixtieth (60th) day after the date of termination, and will include payment of any amounts that were otherwise due prior thereto, or (b) paid in a lump sum that would otherwise be paid prior to the sixtieth (60th) day after the date of termination, such payment shall be made on the sixtieth (60th) day after the date of termination.

(c) Block Obligation.  Block and the Company hereby agree to be jointly and severally liable for the performance of all obligations and duties of the entities hereunder and the payment of all amounts and provision of all benefits due to you under this Agreement.

(d) Entire Agreement.  This Agreement supersedes all previous employment agreements, whether written or oral between you and the Company and constitutes the entire agreement and understanding between the Company and you concerning the subject matter hereof.  No modification, amendment, termination, or waiver of this Agreement will be binding unless in writing and signed by you and a duly authorized officer of the Company.  Failure of the Company, Block, or you to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such terms, covenants, and conditions.  If, and to the extent that, any other written or oral agreement between you and Company or Block is inconsistent with or contradictory to the terms of this Agreement, the terms of this Agreement will apply.

(e) Specific Performance.  The parties hereto acknowledge that money damages alone will not adequately compensate the Company or Block or you for breach of any of the covenants and agreements set forth in Sections 5 and 6 herein and, therefore, in the event of the breach or threatened breach of any such covenant or agreement by either party, in addition to all other remedies available at law, in equity or otherwise, a wronged party will be entitled to injunctive relief compelling specific performance of (or other compliance with) the terms hereof.

(f) Successors and Assigns.  This Agreement is binding upon and will inure to the benefit of you and your heirs, executors, assigns and administrators or your estate and property and the Company, Block and their successors and permitted assigns.  You may not assign or transfer to others the obligation to perform your duties hereunder.  The Company may assign this Agreement to an Affiliate with your consent, in which case, after such assignment, the “Company” means the Affiliate to which this Agreement has been assigned.  Block may not assign this Agreement other than to a successor to all or substantially all of its business and then only upon such assignee’s delivery to  you of a written assumption of this Agreement.

(g) Withholding Taxes.  From any payments due hereunder to you from the Company, there will be withheld amounts required to satisfy liabilities for federal, state, and local taxes and withholdings.  In addition, the Company agrees that except as would violate applicable securities law, (i) you shall be permitted to sell Shares in order to satisfy any such taxes and withholding obligations and (ii) any minimum required tax withholding obligations on your equity compensation awards in respect of Shares may be satisfied by reducing the number of Shares otherwise payable under such award by an amount of such Shares having a fair market value equal to the amount of such tax withholding obligations and (iii) the required minimum tax withholding obligations in connection with vestings of the Initial RS Grant shall be satisfied automatically by reducing the number of Shares otherwise payable in connection with such vestings by an amount of Shares otherwise subject to the Initial RS Grant having a fair market value equal to the amount of such tax withholding obligations.

(h) Indemnification.  To the fullest extent permitted by law and Block’s current Bylaws or any right thereunder, the Company and Block hereby indemnify and hold you harmless, during and after the period of your employment hereunder, from and against all loss, costs, damages, and expenses including, without limitation, legal expenses of counsel selected by the Company to represent your interests (which expenses the Company will, to the extent so permitted, advance to you as the same are incurred), arising out of or in connection with the fact that you are or were a director, officer, attorney, employee, or agent of the Company or Block or serving in such capacity for another corporation at the request of the Company or Block, or as a fiduciary of any benefit plan of any of the foregoing. You also shall have the right under the foregoing circumstances to decline the counsel selected by the Company to represent your interests and to select your own counsel or to have your own counsel as co-counsel to the counsel selected by the Company, but the fees incurred with respect to your own counsel will be at your own expense; provided, however, that if it is reasonably likely that there may be a conflict of interest with the Company or Block, then the Company shall pay or reimburse any of the fees, expenses or other costs incurred by you in respect of your own counsel.  Subject to the foregoing, the indemnification provided in this Section 7(h) will not apply to any loss, costs, damages, and expenses arising out of or relating in any way to your employment by any former employer or the termination of any such employment.

(i) D&O Insurance.  The Company and Block shall cover you under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement on the most favorable terms as provided to any current or former director or executive officer of the Company or Block.

(j) Legal Expenses.  The Company will pay your legal fees and expenses incurred in connection with preparation of this Agreement not to exceed $35,000 within thirty (30) days after receipt of an invoice.  In the event of any dispute with the Company under this Agreement, your legal fees and expenses will be paid by the Company if you prevail on any material issue in the dispute.

(k) No Duty to Mitigate.  You shall have no duty to attempt to mitigate the level of benefits payable by the Company to you hereunder and the Company shall not be entitled to set off against the amounts payable hereunder any amounts received by the Executive from any other source, including any subsequent employer.  The Company shall be permitted to offset any amount that you owe the Company against any amounts due to you by Block, the Company, or their Affiliates under this Agreement, provided that any such set-off shall not be permitted (i) except as to any amounts acknowledged by you or a final court judgment that such amounts are due from you to Block, the Company or such Affiliates or (ii) against any non-qualified deferred compensation under Code Section 409A.

(l) Mutual Nondisparagement

1. During the Term and for two years thereafter (the “Restricted Period”), you agree not to, with intent to damage, disparage or encourage or induce others to disparage Block, the Company or its officers or directors as of the date of termination of your employment (the “Company Parties”).  For purposes of this 7(l), the term “disparage” includes, without limitation, comments or statements to the press, to the employees of Block, the Company, or their Affiliates or to any individual or entity with whom Block, the Company, or their Affiliates has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, damage any of the Company Parties in more than a de minimis manner.  Notwithstanding the foregoing, nothing in this Section 7(l) shall prevent you from (i) making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over you, (ii) making normal competitive statements during any period after the termination of your employment, (iii) making any statements in the good faith performance of your duties to Company, and (iv) rebutting any statements made by the Block, the Company, or their Affiliates or their respective officers, directors, employees or other service providers.

2. During the Restricted Period, the Company agrees that neither the Company nor its officers or directors shall, with intent to damage, disparage or encourage or induce others to disparage you, provided, that the foregoing shall not apply to: (i) truthful statements to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator or mediator or legislative body (including the committee thereof) with apparent jurisdiction over the Company or its Subsidiaries or the applicable officer; (ii) normal competitive statements during any period after the termination of your employment, or (iii) rebuttals of any statements made by you.  For purposes of this Section 7(l), the term “disparage” includes, without limitation, comments or statements to the press or to any individual or entity with whom you have a business relationship, or any public statement, that in each case is intended to, or can be reasonably expected to, damage you in connection with your then current or future employment or business relationships.

(m) Clawback.  If Block is required to restate its financial results due for fiscal year 2012 or thereafter while you are Chief Executive Officer of Block to material noncompliance with financial reporting requirements under United States federal securities laws as a result of misconduct or error (as determined in good faith by the Audit Committee or by the full Board), Block may (but shall not be required to), in the good faith discretion of the Committee, take action to recoup from you all or any portion of any performance-based or other incentive-based compensation, and profits realized from the sale of Shares (each such amounts shall be referred to as an "Award") received as equity compensation by you, the amount of which had been determined in whole or in part upon performance goals relating to the restated financial results, or upon the Fair Market Value of Shares, regardless of whether you engaged in any misconduct or were at fault or responsible in any way for causing the need for the restatement. In such an event, the Company, Block or any Affiliate shall be entitled to recoup up to the amount, if any, by which the Award, or the Fair Market Value of the Shares, actually received by you exceeded the payment or Fair Market Value, as applicable, that would have been received based on the restated financial results, and any profits from the sale of Shares transferred pursuant to an Award in excess of the profits that would have been received based on the restated financial results. The Company’s, Block's and each Affiliate's right of recoupment shall apply only if demand for recoupment is made not later than three years following the payment of the applicable Award.  Any recoupment shall be made net of any taxes you paid (to the extent such taxes may not be reasonably recovered by you) on the compensation subject to recoupment.  You acknowledge that you are aware of the provision of Section 304 of the Sarbanes-Oxley Act of

2002 and the right of the Securities Exchange Commission with respect thereto.  The following definitions apply for purposes of this paragraph 7(m):

1. "Fair Market Value" means, as of any given date, (i) if the Shares are listed on the New York Stock Exchange (or another U.S. national securities exchange), the closing price on the date at issue, or if there is no closing price on such date, the closing price on the last preceding day for which there was a closing price; (ii) if the Shares are not listed on the New York Stock Exchange (or another U.S. national securities exchange), a value determined by the reasonable application of a reasonable valuation method as determined by the Committee in accordance with Section 409A of the Code.

2. "Shares" means shares of the common stock, without par value, of the Company.

(n) Notices.  All notices required or desired to be given hereunder must be in writing and will be deemed served and delivered if delivered in person or mailed, postage prepaid to you at: your address than on file with the Company’s payroll department and to the Company at: HRM Management, Inc., c/o H&R Block, Inc., One H&R Block Way, Kansas City, Missouri  64105, Attn: Corporate Secretary; or to such other address and/or person designated by either party in writing to the other party.  Any notice given by mail will be deemed given as of the date it is so mailed and postmarked or received by a nationally recognized overnight courier for delivery.

(o) Counterparts.  This Agreement may be signed in counterparts and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.

(p) Section 409A.  It is intended that this Agreement will comply with, or be exempt from, Section 409A of the Code and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  Notwithstanding any provision to the contrary in this Agreement, if you are deemed on the date of your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered non-qualified deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service,” or (ii) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7(p) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to your “termination of employment” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.  With respect to any reimbursement or in-kind benefit arrangements of the Company and its Affiliates that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (provided, that, this clause (i) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  Anything in this Agreement to the contrary notwithstanding, any tax gross-up payment (within the meaning of Treas. Reg. Section 1.409A-3(i)(1)(v)) provided for in this Agreement shall be made to you no later than the end of your taxable year next following your taxable year in which you remit the related taxes.

(q) Section 280G “Best-net Approach.  In the event that a Change in Control or other transaction occurs and it is determined that any payment, award, benefit or distribution (including, without limitation, the acceleration of any payment, award, distribution or benefit), by the Company, Block or any of their Affiliates or an acquirer of Block or its Affiliates, to or for your benefit (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local excise tax law, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay or provide to you the greatest of the following, whichever gives you the highest net after-tax amount (after taking into account federal, state, local and payroll taxes at your actual marginal rates and the Excise Tax): (1) all of the Payments or (2) Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code (the “Safe Harbor Amount”).  The Payments to be reduced hereunder, if any, will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when the Payment would have been made to you until the reduction specified herein is achieved.  All determinations required to be made under this Section 7(q) shall be made by a certified public accounting firm or executive compensation consulting firm, in either case of national standing (a “Qualified Firm”) as mutually agreed to by the Company and you (or, if the Company and you cannot reach such mutual agreement, each shall select a Qualified Firm and such Qualified Firms shall mutually select a third Qualified Firm) and such selected Qualified Firm shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company or you.  All fees and expenses of the Qualified Firms (and the third Qualified Firm if one is required to be selected) shall be borne solely by the Company.  Any determination by the Qualified Firm shall be binding upon the Company and you, subject to any adjustments required by the Internal Revenue Service.  You shall cooperate, to the extent your reasonable out-of pocket expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(r) Arbitration.  The parties hereto may attempt to resolve any dispute hereunder informally via mediation or other means.  Otherwise, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, will, except as provided in Section 7(e), be adjudicated only by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitration will be held in Kansas City, Missouri, or such other place as may be agreed upon at the time by the parties to the arbitration.  Each party shall bear its own fees and expenses in connection with any such arbitration, provided that in the event you prevail on any material issue in such dispute, the arbitrator(s) shall, in their award, require the Company and Block to pay the costs of arbitration, which will include your reasonable attorneys’ fees and expenses, as well as the arbitrator’s fees and expenses, to you.

(s) Choice of Law.  This Agreement will be governed by, construed or enforced in accordance with the Laws of the State of Missouri, excluding any conflicts or law, rule or principle that might otherwise refer to the substantive law of another jurisdiction.

(t) Survival.  Upon the expiration or other termination of this Agreement or your, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

[Signature Page Follows]

Very truly yours,

H&R Block Management, LLC

Name:

Title:

H&R Block, Inc.

Name:
Title:

April 27, 2011

BY SIGNING THIS AGREEMENT, I HEREBY CERTIFY THAT I (A) HAVE RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE SIGNING IT, (B) HAVE READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT, (C) HAVE HAD SUFFICIENT OPPORTUNITY TO REVIEW THE AGREEMENT WITH ANY ADVISOR I DESIRED TO CONSULT, INCLUDING LEGAL COUNSEL, (D) HAVE HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING IT TO ASK ANY QUESTIONS ABOUT THIS AGREEMENT AND HAVE RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS, AND (E) UNDERSTAND MY RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.

Accepted and agreed to:

William C. Cobb

April 27, 2011

Exhibit A

Initial Option Agreement

H&R BLOCK, INC.
2003 LONG-TERM EXECUTIVE COMPENSATION PLAN
GRANT AGREEMENT

This Grant Agreement is entered into by and between H&R Block, Inc., a Missouri corporation (the “Company”), and William C. Cobb (“Participant”).

WHEREAS, the Company provides certain incentive awards to key employees of subsidiaries of the Company under the H&R Block, Inc. 2003 Long-Term Executive Compensation Plan (the “Plan”); and

WHEREAS, receipt of such Awards under the Plan are conditioned upon a Participant’s execution of a Grant Agreement within 180 days of [Grant Date], wherein Participant agrees to abide by certain terms and conditions authorized by the Compensation Committee of the Board of Directors.

NOW THEREFORE, in consideration of the parties promises and agreements set forth in this Grant Agreement, the sufficiency of which the parties hereby acknowledge,

IT IS AGREED AS FOLLOWS:

1.
Definitions. Whenever a term is used in this Grant Agreement (“Agreement”), the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalizedCode. Code means the Internal Revenue Code of 1986, as amended.

1.1	Code. Code means the Internal Revenue Code of 1986, as amended.
1.2	Committee. Committee means the Compensation Committee of the Board of Directors for H&R Block, Inc.
1.3	Common Stock. Common Stock means the common stock, without par value, of the Company.
1.4
Company. Company means H&R Block, Inc., a Missouri corporation, and, unless the context otherwise requires, includes its “subsidiary corporations” (as defined in Section 424(f) of the Internal Revenue Code) and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.

1.5
Closing Price. Closing Price shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question. In the event the exchange is closed on the day on which Closing Price is to be determined or if there were no sales reported on such date, Closing Price shall be computed as of the last date preceding such date on which the exchange was open and a sale was reported.
1.6	Fair Market Value. Fair Market Value (“FMV”) means the Closing Price for one share of H&R Block, Inc. Stock.
1.7
Stock Option. Stock Option means the right to purchase, upon exercise of a stock option granted under the Plan, shares of the Company’s Common Stock. A Stock Option may be an Incentive Stock Option which meets the requirements of Code Section 422(b) or a Nonqualified Stock Option. The right and option to purchase shares of Common Stock identified as subject to Nonqualified Stock Option shall not constitute and shall not be treated for any purpose as an “incentive stock option,” as such term is defined in the Code.

2.	Stock Option.

2.1
Grant of Stock Option. As of [Grant Date] (the “Grant Date”), the Company grants the Participant the right and option to purchase [Number of Shares Granted] shares of Common Stock (this “Stock Option”) identified as [Grant Type].

2.2	Option Price. The Price per share of Common Stock subject to this Stock Option is [Grant Price], which is the Closing Price on [Grant Date].
2.3
Vesting. This Stock Option shall vest and become exercisable in installments with regard to the percentage of the number of shares of Common Stock subject to this Stock Option indicated next to each vesting date set forth in the table below provided that the Participant remains continuously employed by the Company through such date:

Percent of Shares Subject to this
Stock Option Vesting on Such
Vesting Date	Vesting Date
December 24, 2011	33%
December 24, 2012	33%
December 24, 2013	34%

(Note: If the percentage of the aggregate number of shares of Common Stock subject to this Stock Option scheduled to vest on a vesting date is not a whole number of shares, then the amount vesting shall be rounded down to the nearest whole number of shares for each vesting date, except that the amount vesting on the final vesting date shall be such that 100% of the aggregate number of shares of Common Stock subject to this Stock Option shall be cumulatively vested as of the final vesting date.)

2.4
Acceleration of Vesting. Notwithstanding anything herein to the contrary, the acceleration of the vesting of this Stock Option shall occur in accordance with the terms and conditions of that certain Employment Agreement dated [  ], 2011, between Participant and H&R Block Management, LLC (the “Employment Agreement”).

2.5	Term of Option. No Stock Option granted under this Grant Agreement may be exercised after [Expiration Date]. Except as provided in the Employment

Agreement, all Stock Options shall terminate when the Participant ceases, for whatever reason, to be an employee of any of the subsidiaries of the Company.
2.6
Participant’s Death. In the event the Participant ceases to be an employee of any of the subsidiaries of the Company because of death, the Participant’s rights under the Stock Option shall pass by the Participant’s will or laws of descent and distribution.

2.7
Exercise of Stock Option. The Stock Option granted under the Plan shall be exercisable from time to time by the Participant by giving notice of exercise to the Company, in the manner specified by the Company, specifying the number of whole shares to be purchased, and accompanied by full payment of the purchase price. The right to purchase shall be cumulative, so that the full number of shares of Common Stock that become purchasable at any time need not be purchased at such time, but may be purchased at any time or from time to time thereafter (but prior to the termination of the Stock Option).

2.8
Payment of the Option Price. Full payment of the Option Price for shares purchased shall be made at the time the Participant exercises the Stock Option. Payment of the aggregate Option Price may be made in (a) cash, (b) by delivery of Common Stock (with a value equal to the Closing Price of Common Stock on the last trading date preceding the date on which the Stock Option is exercised), or (c) a combination thereof. Payment shall be made only in cash unless at least six months have elapsed between the date of Participant’s acquisition of each share of Common Stock delivered by Participant in full or partial payment of the aggregate Option Price and the date on which the Stock Option is exercised.

2.9
No Shareholder Privileges. Neither the Participant nor any person claiming under or through him or her shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the Common Stock issuable upon the exercise of this Stock Option, unless and until certificates evidencing such shares of Common Stock shall have been duly issued and delivered.

3.	RESERVED

4.
Non-Transferability of Awards. Any Stock Option (including all rights, privileges and benefits conferred under such Award) shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of any Stock Option, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges hereby granted, then and in any such event such Award and the rights and privileges hereby granted shall immediately become null and void.

5.	Miscellaneous.

5.1
No Employment Contract. This Agreement does not confer on the Participant any right to continued employment for any period of time, is not an employment contract, and shall not in any manner modify any effective contract of employment between the Participant and any subsidiary of the Company.

5.2	[RESERVED]
5.3
Adjustment of Shares. If there shall be any change in the capital structure of the Company, including but not limited to a change in the number or kind of the outstanding shares of the Common Stock resulting from a stock dividend or split-up, or combination or reclassification of such shares (or of any stock or other securities into which shares shall have been changed, or for which they shall have been exchanged), then the Board of Directors of the Company shall make such equitable adjustments with respect to the Stock Option, or any other provisions of the Plan, as it deems necessary or appropriate to prevent dilution or enlargement of the Stock Option rights hereunder or of the shares subject to this Stock Option.

5.4
Merger, Consolidation, Reorganization, Liquidation, etc. If the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors shall, acting in its absolute and sole discretion, make such arrangements, which shall be binding upon the Participant of outstanding Awards, including but not limited to, the substitution of new Awards or for any Awards then outstanding, the assumption of any such Awards and the termination of or payment for such Awards.  Notwithstanding the foregoing, the Stock Option may be terminated unless the Stock Option is fully vested as of such date and the Participant is either paid the value thereof or given a reasonable opportunity to exercise the Stock Option in full.

5.5
Interpretation and Regulations. The Board of Directors of the Company shall have the power to provide regulations for administration of the Plan by the Committee and to make any changes in such guidelines as from time to time the Board may deem necessary. The Committee shall have the sole power to determine, solely for purposes of the Plan and this Agreement, the date of and circumstances which shall constitute a cessation or termination of employment and whether such cessation or termination is the result of retirement, death, disability or termination without cause or any other reason, and further to determine, solely for purposes of the Plan and this Agreement, what constitutes continuous employment with respect to the exercise of Stock Option or delivery of Shares under the Plan (except that leaves of absence approved by the Committee or transfers of employment among the subsidiaries of the Company shall not be considered an interruption of continuous employment for any purpose under the Plan).  Notwithstanding anything herein or in the Plan to the contrary, any interpretation of terms used in the Employment Agreement shall be resolved in accordance with the dispute mechanisms therein and shall bind the Company and the Participant.

5.6
Reservation of Rights. If at any time counsel for the Company determines that qualification of the Shares under any state or federal securities law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the executing an Award or benefit under the Plan, then such action may not be taken, in whole or in part, unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions such counsel deems unacceptable.

5.7	[RESERVED]
5.8	Withholding of Taxes. To the extent that the Company is required to withhold taxes in compliance with any federal, state, local or foreign law in connection with any payment made or benefit realized by a Participant or other person under this Award, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for the payment of all such taxes required to be withheld. Such arrangements shall include relinquishment of a portion of such payment or benefit, and in the event the Participant has not made any such arrangements, such relinquishment shall be automatic.

5.9
Waiver. The failure of the Company to enforce at any time any terms or conditions of this Agreement shall not be construed to be a waiver of such terms or conditions or of any other provision. Any waiver or modification of the terms or conditions of this Agreement shall only be effective if reduced to writing and signed by both Participant and an officer of the Company.

5.10	Incorporation. The terms and conditions of this Grant Agreement are authorized by the Compensation Committee of the Board of Directors of H&R Block, Inc.
5.11
Notices. Any notice to be given to the Company or election to be made under the terms of this Agreement shall be addressed to the Company (Attention: Long-Term Incentive Department) at One H&R Block Way, Kansas City Missouri 64105 or at such other address as the Company may hereafter designate in writing to the Participant. Any notice to be given to the Participant shall be addressed to the Participant at the last address of record with the Company or at such other address as the Participant may hereafter designate in writing to the Company. Any such notice shall be deemed to have been duly given when deposited in the United States mail via regular or certified mail, addressed as aforesaid, postage prepaid.

5.12	Choice of Law. This Grant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws.
5.13
Choice of Forum and Jurisdiction. Participant and Company agree that any proceedings to enforce the obligations and rights under this Grant Agreement must be brought in Missouri District Court located in Jackson County, Missouri, or in the United States District Court for the Western District of Missouri in Kansas City, Missouri. Participant and Company agree and submit to personal jurisdiction in either court. Participant and Company further agree that this Choice of Forum and Jurisdiction is binding on all matters related to Awards under the Plan and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Participant and H&R Block, Inc.

5.14	[RESERVED]
5.15
Relationship of the Parties. Participant acknowledges that this Grant Agreement is between H&R Block, Inc. and Participant. Participant further acknowledges that H&R Block, Inc. is a holding company and that Participant is not an employee of H&R Block, Inc.

5.16	Headings. The section headings herein are for convenience only and shall not be considered in construing this Agreement.
5.17	Amendment. No amendment, supplement, or waiver to this Agreement is valid or binding unless in writing and signed by both parties.

5.18
Execution of Agreement. This Agreement shall not be enforceable by either party, and Participant shall have no rights with respect to the Long Term Incentive Award, unless and until it has been (1) signed by Participant and on behalf of the Company by an officer of the Company, provided that the signature by such officer of the Company on behalf of the Company may be a facsimile or stamped signature, and (2) returned to the Company.

5.19	Conflicts. To the extent there is any conflict between this Agreement and the Employment Agreement, the Employment Agreement shall control.

In consideration of said Award and the mutual covenants contained herein, the parties agree to the terms set forth above.

The parties hereto have executed this Grant Agreement.

Associate Name:	William C. Cobb

Date Signed:	[Acceptance Date]

H&R BLOCK, INC.

By:
Name:                      Alan M. Bennett
Title: President and Chief Executive Officer

Exhibit B

Initial Restricted Share Agreement

H&R BLOCK, INC.

2003 LONG-TERM EXECUTIVE COMPENSATION PLAN

GRANT AGREEMENT

This Grant Agreement is entered into by and between H&R Block, Inc., a Missouri corporation (the “Company”), and William C. Cobb (“Participant”).

WHEREAS, the Company provides certain incentive awards to key employees of subsidiaries of the Company under the H&R Block, Inc. 2003 Long-Term Executive Compensation Plan (the “Plan”); and

WHEREAS, receipt of such Awards under the Plan are conditioned upon a Participant’s execution of a Grant Agreement within 180 days of [Grant Date], wherein Participant agrees to abide by certain terms and conditions authorized by the Compensation Committee of the Board of Directors.

NOW THEREFORE, in consideration of the parties promises and agreements set forth in this Grant Agreement, the sufficiency of which the parties hereby acknowledge,

IT IS AGREED AS FOLLOWS:

1. Definitions. Whenever a term is used in this Agreement or an Award Certificate issued under the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

1.1. Code. Code means the Internal Revenue Code of 1986, as amended.
1.2. Committee. Committee means the Compensation Committee of the Board of Directors for H&R Block, Inc.
1.3. Common Stock. Common Stock means the common stock, without par value, of the Company.
1.4. Company. Company means H&R Block, Inc., a Missouri corporation, and, unless the context otherwise requires, includes its “subsidiary corporations” (as defined in Section 424(f) of the Internal Revenue Code) and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.
1.5. Closing Price. Closing Price shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question. In the event the exchange is closed on the day on which Closing Price is to be determined or if there were no sales reported on such date, Closing Price shall be computed as of the last date preceding such date on which the exchange was open and a sale was reported.

1.6. Fair Market Value. Fair Market Value (“FMV”) means the Closing Price for one share of H&R Block, Inc. Stock.
1.7. Restricted Shares. Restricted Share (“Shares”) means a share of Common Stock issued to a Participant under the Plan subject to such terms and conditions, including without limitation, forfeiture or resale to the Company, and to such restrictions against sale, transfer or other disposition, as the Committee may determine at the time of issuance.

2.	Restricted Shares.

2.1. Issuance of Shares. As of [Grant Date] (the “Award Date”), the Company shall issue [Number of Shares Granted] [Grant Type] (the “Shares”) evidenced by this Grant Agreement to the Participant which shall be held by the Company and subject to the substantial risk of forfeiture.
2.2. Substantial Risk of Forfeiture. The Shares covered hereby shall be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period time as designated by Section 2.6, subject to Section 2.7.
2.3. Restrictions on Transfer. During for period the Shares are subject to substantial risk of forfeiture, the Shares shall be held by the Company, or its transfer agent or other designee and shall be subject to restrictions on transfer.
2.4. [RESERVED]
2.5. Requirement of Employment. The Participant must remain in continuous employment of the Company during the period any Shares are subject to substantial risk of forfeiture. Absent an agreement to the contrary, if Participant’s employment with the Company should terminate for any reason, other than Retirement, all Shares then held by the Company or its transfer agent or other designee, if any, shall be forfeited by the Participant and Participant authorizes the Company and its stock transfer agent to cause delivery, transfer and conveyance of the Shares to the Company.
2.6. Delivery of Shares. Any Shares to be delivered to the Participant by the Company in accordance with the following Schedule:
	8.
	9.	Percent of Shares Subject to Vesting
Vesting Date	10.	on Such Vesting Date
December 24, 2011	11.	33%
December 24, 2012	12.	33%
December 24, 2013	13.	34%

Upon the vesting date, Shares shall be transferred directly into a brokerage account established for the Participant at a financial institution the Committee shall select at its sole discretion (the “Financial Institution”) or delivered in certificate form free of restrictions, such method to be selected by the Committee in its sole discretion. The Participant agrees to complete any documentation with the Company or the financial institution that is necessary to affect the transfer of Shares to the financial institution before the delivery will occur.

2.7. Acceleration of Vesting. Notwithstanding anything herein to the contrary, the acceleration of the vesting of any Shares shall occur in accordance with the terms and conditions of that certain Employment Agreement dated [  ], 2011, between Participant and H&R Block Management, LLC (the “Employment Agreement”).

3.	[RESERVED]

4.	Transfer Restrictions.

4.1. Transfer Restrictions on Shares. During the period that Shares are held by the Company hereunder for delivery to the Participant, such Shares and the rights and privileges conferred hereby shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt, contrary to the terms hereof, to transfer, assign, pledge, hypothecate, or otherwise so dispose of such Shares or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment, or similar process upon such Shares or the rights and privileges hereby granted, then and in any such event this Agreement and the rights and privileges hereby granted shall immediately terminate. Immediately after such termination, such Shares shall be forfeited by the Participant and the Participant hereby authorizes the Company and its stock transfer agent to cause the delivery, transfer and conveyance of such Shares to the Company.
4.2. Non-Transferability of Awards Generally. Any Award (including all rights, privileges and benefits conferred under such Award) shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of any Award, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges hereby granted, then and in any such event such Award and the rights and privileges hereby granted shall immediately become null and void.

5.	Miscellaneous.

5.1. No Employment Contract. This Agreement does not confer on the Participant any right to continued employment for any period of time, is not an employment contract, and shall not in any manner modify any effective contract of employment between the Participant and any subsidiary of the Company.
5.2. [RESERVED]
5.3. Adjustment of Shares. If there shall be any change in the capital structure of the Company, including but not limited to a change in the number or kind of the outstanding shares of the Common Stock resulting from a stock dividend or split-up, or combination or reclassification of such shares (or of any stock or other securities into which shares shall have been changed, or for which they shall have been exchanged), then the Board of Directors of the

Company shall make such equitable adjustments with respect to the Shares, or any other provisions of the Plan, as it deems necessary or appropriate to prevent dilution or enlargement of the rights hereunder or of the shares subject to this Grant Agreement.
5.4. Merger, Consolidation, Reorganization, Liquidation, etc. If the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors shall, acting in its absolute and sole discretion, make such arrangements, which shall be binding upon the Participant of outstanding Awards, including but not limited to, the substitution of new Awards or for any Awards then outstanding, the assumption of any such Awards and the termination of or payment for such Awards.  Notwithstanding the foregoing, no Award may be terminated unless the Award is fully vested as of such date and the Participant is paid the value thereof.
5.5. Interpretation and Regulations. The Board of Directors of the Company shall have the power to provide regulations for administration of the Plan by the Committee and to make any changes in such guidelines as from time to time the Board may deem necessary. The Committee shall have the sole power to determine, solely for purposes of the Plan and this Agreement, the date of and circumstances which shall constitute a cessation or termination of employment and whether such cessation or termination is the result of retirement, death, disability or termination without cause or any other reason, and further to determine, solely for purposes of the Plan and this Agreement, what constitutes continuous employment with respect to the delivery of Shares under the Grant Agreement (except that leaves of absence approved by the Committee or transfers of employment among the subsidiaries of the Company shall not be considered an interruption of continuous employment for any purpose under the Plan).  Notwithstanding anything herein or in the Plan to the contrary, any interpretation of terms used in the Employment Agreement shall be resolved in accordance with the dispute mechanisms therein and shall bind the Company and the Participant.
5.6. Reservation of Rights. If at any time counsel for the Company determines that qualification of the Shares under any state or federal securities law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the executing an Award or benefit under the Plan, then such action may not be taken, in whole or in part, unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions such counsel deems unacceptable.
5.7. [RESERVED]
5.8. Withholding of Taxes. To the extent that the Company is required to withhold taxes in compliance with any federal, state, local or foreign law in connection with any payment made or benefit realized by a Participant or other person under this Award, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for the payment of all such taxes required to be withheld. Such arrangements shall include relinquishment of a portion of such payment or benefit, and in the event the Participant has not made any such arrangements, such relinquishment shall be automatic.
5.9. Waiver. The failure of the Company to enforce at any time any terms or conditions of this Agreement shall not be construed to be a waiver of such terms or conditions or of any other provision. Any waiver or modification of the terms or conditions of this Agreement shall only be effective if reduced to writing and signed by both Participant and an officer of the Company.

5.10. Incorporation.  The terms and conditions of this Grant Agreement are authorized by the Compensation Committee of the Board of Directors of H&R Block, Inc.
5.11. Notices. Any notice to be given to the Company or election to be made under the terms of this Agreement shall be addressed to the Company (Attention: Long-Term Incentive Department) at One H&R Block Way, Kansas City Missouri 64105 or at such other address as the Company may hereafter designate in writing to the Participant. Any notice to be given to the Participant shall be addressed to the Participant at the last address of record with the Company or at such other address as the Participant may hereafter designate in writing to the Company. Any such notice shall be deemed to have been duly given when deposited in the United States mail via regular or certified mail, addressed as aforesaid, postage prepaid.
5.12. Choice of Law. This Grant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws.
5.13. Choice of Forum and Jurisdiction. Participant and Company agree that any proceedings to enforce the obligations and rights under this Grant Agreement must be brought in Missouri District Court located in Jackson County, Missouri, or in the United States District Court for the Western District of Missouri in Kansas City, Missouri. Participant and Company agree and submit to personal jurisdiction in either court. Participant and Company further agree that this Choice of Forum and Jurisdiction is binding on all matters related to Awards under the Plan and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Participant and H&R Block, Inc.
5.14. [RESERVED]
5.15. Relationship of the Parties. Participant acknowledges that this Grant Agreement is between H&R Block, Inc. and Participant. Participant further acknowledges that H&R Block, Inc. is a holding company and that Participant is not an employee of H&R Block, Inc.
5.16. Headings. The section headings herein are for convenience only and shall not be considered in construing this Agreement.
5.17. Amendment. No amendment, supplement, or waiver to this Agreement is valid or binding unless in writing and signed by both parties.
5.18. Execution of Agreement. This Agreement shall not be enforceable by either party, and Participant shall have no rights with respect to the Long Term Incentive Award, unless and until it has been (1) signed by Participant and on behalf of the Company by an officer of the Company, provided that the signature by such officer of the Company on behalf of the Company may be a facsimile or stamped signature, and (2) returned to the Company.
5.19. Conflicts.  To the extent there is any conflict between this Agreement and the Employment Agreement, the Employment Agreement shall control.

In consideration of said Award and the mutual covenants contained herein, the parties agree to the terms set forth above.

The parties hereto have executed this Grant Agreement.

Associate Name:	William C. Cobb

Date Signed:	[Acceptance Date]

H&R BLOCK, INC.

By:
Name:                      Alan M. Bennett
Title: President and Chief Executive Officer

Exhibit C

Form of Release

SEVERANCE AND RELEASE AGREEMENT

William Cobb (“EMPLOYEE”) and H&R Block Management, LLC and its parents, subsidiaries, affiliates, and assigns (collectively as “COMPANY”) enter into this Severance and Release Agreement (“Release Agreement”) under the terms and conditions recited below:
I.	Recitations
A)
EMPLOYEE and COMPANY are party to that certain Employment Agreement, dated __________, 2011 (the “Employment Agreement”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Employment Agreement).

B)
EMPLOYEE and COMPANY desire to enter into a full and final settlement of all issues and matters between them, occurring on or before the date EMPLOYEE signs this Release Agreement.  These include, but are not limited to, any issues and matters that may have arisen out of EMPLOYEE’s employment with or separation from COMPANY, except as otherwise excluded under paragraph II(B)(6) below).

C)	EMPLOYEE specifically acknowledges that COMPANY has told him/her to consult with a lawyer prior to signing this Release Agreement.
D)	EMPLOYEE specifically agrees that he will not sign this Release Agreement until on or after the date of EMPLOYEE’s termination of employment with COMPANY.

E)	In exchange for the mutual promises of EMPLOYEE and COMPANY set forth in this Release Agreement, EMPLOYEE and COMPANY agree to the terms and conditions set out below.
II.	Basic Terms of the Release Agreement

(a) COMPANY agrees to the following:
1.
Subject to receipt of a fully executed copy of this Release Agreement and the expiration of the period defined in paragraph III (C) below, COMPANY shall provide EMPLOYEE with all payments and benefits to which EMPLOYEE is entitled under Section 7[(●)(●)] of the Employment Agreement in connection with a termination of employment under such Section 7[(●)(●)].  EMPLOYEE is not entitled to any payments or benefits under Section 7[(●)(●)] of the Employment Agreement (other than the Accrued Obligations and the Other Benefits) unless EMPLOYEE signs and returns this Release Agreement within fifty-two (52) calendar days of termination date.  EMPLOYEE may sign this Release Agreement at any time prior to conclusion of the fifty-two (52) day period.  Assuming EMPLOYEE chooses to sign this Release Agreement and that such signature becomes binding because EMPLOYEE has not revoked his signature within seven (7) calendar days after signing, the terms of the Employment Agreement govern the timing, form and amount of payments and benefits to which EMPLOYEE is entitled under Section 7[(●)(●)] of the Employment Agreement.

(b)	EMPLOYEE agrees to the following:
1. In consideration of the recitations and agreements listed above, EMPLOYEE releases, and forever discharges COMPANY and each and every one of its parent, affiliate, subsidiary, component, predecessor, and successor companies, and in such capacities, their respective past and present agents, officers, executives, employees, attorneys, directors, and assigns (collectively the “Releasees”), from any and all matters, claims, charges, demands, damages, causes of action, debts, liabilities, controversies, claims for attorneys’ fees, judgments, and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen between EMPLOYEE and the Releasees up to the date EMPLOYEE signs this Release Agreement.
2. Subject to paragraph II(B)(6) below, this release of claims includes, but is not limited to:  (A) any claims he may have relating to any aspect of her/his employment with the Releasees and/or the separation of that employment, (B) any breach of an actual or implied contract of employment between EMPLOYEE and the Releasees, (C) any claim of unjust or tortuous discharge, (D) any common-law claim (including but not limited to fraud, negligence, intentional or negligent infliction of emotional distress, negligent hiring/retention/supervision, or defamation), and (E)(i) any claims arising under the Civil Rights Act of 1866, 42 U.S.C. § 1981, (ii) the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e, et seq., as amended by the Civil Rights Act of 1991, (iii) the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq. (including but not limited to the Older Worker Benefit Protection Act), (iv) the Employee Retirement Income Security Act, 29 U.S.C. §§ 1001, et seq., (v) the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq., (vi) the American with Disabilities Act, 42 U.S.C. §§ 12101, et seq., (vii) the

Occupational Safety and Health Act, 29 U.S.C. §§ 651, et. seq., (viii) the National Labor Relations Act, 29 U.S.C. §§ 151, et. seq., (ix) the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq., (F) any applicable state employment discrimination statute, (G) any applicable state worker’s compensation statute, and (H) any other federal, state, or local statutes or ordinances.
3. EMPLOYEE further agrees in the event any person or entity should bring such a charge, claim, complaint, or action on her/his behalf, he hereby waives and forfeits any right to recovery under said claim.  This Release Agreement does not affect, however, the Equal Employment Opportunity Commission’s (“EEOC’s”) rights and responsibilities to investigate or enforce applicable employment discrimination statutes.
4. For purposes of the Age Discrimination in Employment Act (“ADEA”) only, this Release Agreement does not affect the EEOC’s rights and responsibilities to enforce the ADEA, nor does this Release Agreement prohibit EMPLOYEE from filing a charge under the ADEA (including a challenge to the validity of the waiver of claims in this Release Agreement) with the EEOC, or participating in any investigation or proceeding conducted by the EEOC.  Nevertheless, EMPLOYEE agrees that the Releasees will be shielded against any recovery by EMPLOYEE, provided this Release Agreement is valid under applicable law.
5. EMPLOYEE agrees he waives any right to participate in any settlement, verdict or judgment in any class action against the Releasees arising from conduct occurring on or before the date EMPLOYEE signs this Release Agreement, and that he waives any right to accept anything of value or any injunctive relief associated with any such pending or threatened class action against the Releasees.

6. Notwithstanding anything set forth in this Release to the contrary, this Release shall not extend to or include the following:  (A) EMPLOYEE’s rights with regard to vested and/or accrued benefits under any employee benefit plan, policy or arrangement maintained by the COMPANY or any Releasee, (B) documented, accrued and unpaid wages, benefits and expense reimbursement owing for the period through the effective date of EMPLOYEE’s employment termination, (C) the accrued and unpaid welfare benefit claims incurred prior to EMPLOYEE’s employment termination, (D) the payments and benefits specifically provided in Section 4 of the Employment Agreement, (E) treatment of EMPLOYEE’s equity awards as provided in the applicable equity plan or award agreement or the Employment Agreement, (F) any right to indemnification under law, the Agreement or the by-laws of the COMPANY or the Releasees or any benefit plan of the COMPANY or the Releasees, or any agreement between EMPLOYEE and the COMPANY and/or the Releasees, (H) any rights as an insured, or to coverage, under any director’s and officer’s liability insurance policy of the COMPANY or the Releasees, (G) any rights or obligations under applicable law which cannot be waived or released pursuant to an agreement, (I) EMPLOYEE’s rights to enforce this Release, and (J) EMPLOYEE’s rights under the provisions of the Employment Agreement that are intended to survive EMPLOYEE’s termination of employment.

III.	Acknowledgments and Additional Terms

(A) Confidentiality; Restrictive Covenants.  Each of EMPLOYEE and COMPANY acknowledge the obligations of the respective parties under Sections 5 and 6 of the Employment Agreement and that such Sections 5 and 6 of the Employment Agreement shall survive the termination of EMPLOYEE’S employment with the COMPANY.

(B) Revocation Period.  EMPLOYEE acknowledges that if he accepts the terms of this Release Agreement he will have seven (7) calendar days after the date he signs this Release Agreement to revoke his/her acceptance of its terms.  Such revocation, to be effective, must be delivered by written notice, in a manner so the notice is received on or before the seventh day by:  Human Resources, Compensation Department, H&R Block, One H&R Block Way, Kansas City, MO  64105.
(C) Opportunity to Consult Attorney.  EMPLOYEE acknowledges he has consulted or has had the opportunity to consult with her/his attorney prior to executing the Release Agreement.
(D) No Admission of Liability.  EMPLOYEE and COMPANY agree nothing in this Release Agreement is an admission by either of any wrongdoing, and that nothing in this Release Agreement is to be construed as such by anyone.
(E) Choice of Law, Forum, and Jurisdiction.  All disputes which arise out of the interpretation and enforcement of this Release Agreement shall be governed by the laws of the State of Missouri without giving effect to its choice of law provisions. EMPLOYEE and COMPANY agree that any proceedings to enforce this Release Agreement must be brought in the United States District Court for the Western District of Missouri, Western Division, or in the Circuit Court of Jackson County, Missouri.  EMPLOYEE agrees and submits to personal jurisdiction in either court.
(F) Entire Agreement.  This Release Agreement, together with the Employment Agreement, is the entire agreement between the parties.  The parties acknowledge the terms of the Employment Agreement can only be terminated or changed according to the terms set forth in the Employment Agreement.  The parties acknowledge the terms of this Release Agreement can only be changed by a written amendment to the Release Agreement signed by both parties.
(G) No Reliance.  The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Release Agreement, except for those set forth in writing in this Release Agreement or in the Agreement.
(H) Separate Signatures.  Separate copies of this Release Agreement shall constitute originals which may be signed separately but which together will constitute one single agreement.
(I) Effective Date.  This Release Agreement becomes effective and binding on the eighth calendar day following EMPLOYEE’s execution of the Release Agreement.
(J) Severability.  If any provision of this Release Agreement, including the Employment Agreement, is held to be invalid, the remaining provisions shall remain in full force and effect.
(K) Continuing Obligations.  Any continuing obligations EMPLOYEE has after separation of employment pursuant to the Employment Agreement or by operation of law survive this Release Agreement.  The terms of this Release Agreement add to any such obligations and are not intended to otherwise modify them in any way.

THIS IS A RELEASE OF CLAIMS - READ CAREFULLY BEFORE SIGNING

I have read this Release Agreement.  I have had the opportunity to obtain the advice of legal counsel concerning the meaning and effect of this Release Agreement.  COMPANY advised me to seek the advice of counsel on this issue.  I fully understand the terms of this Release Agreement and I understand it is a complete and final release of any of my claims against COMPANY.  I sign the Release Agreement as my own free act and deed.

Date                                                                EMPLOYEE

COMPANY

Date                                                                By